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                                                                 EXHIBIT (23)(d)

                         CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
Calloway's Nursery, Inc.:

We consent to the incorporation by reference in the registration statements of Calloway's Nursery, Inc. on Forms S-8 (File Nos. 33-46170, 33-82192 and 333-63291) of our report dated November 10, 2000, except for the third paragraph of Note 7 to the Consolidated Financial Statements, which is as of November 30, 2000, relating to the consolidated balance sheets of Calloway's Nursery, Inc. and subsidiaries as of September 30, 2000 and 1999, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the three-year period ended September 30, 2000, which report appears in the September 30, 2000 Annual Report on Form 10-K of Calloway's Nursery, Inc.


                                                  KPMG LLP

Fort Worth, Texas
December 22, 2000